Exhibit (h)(vii)

                                     FORM OF
                               SERVICES AGREEMENT

         AGREEMENT made this 1st day of October 2004, between Fifth Third
Asset Management, Inc. ("FTAM"), an Ohio corporation having its principal place of business at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Fifth Third Funds (the "Trust") and BISYS entered into a Transfer Agency Agreement dated October 1, 2004, whereby BISYS agreed to perform transfer agency services for the Trust;

         WHEREAS, BISYS desires to retain FTAM to perform certain services for the Trust and each investment portfolio of the Trust, as now in existence or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

         WHEREAS, FTAM is willing to perform such services on the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

          1.   Services

         FTAM shall perform the following services for BISYS: assist with the monitoring of market timing activities, assist with product development activities related to transfer agency services, assist with merger/acquisition activities related to transfer agency services and assist with due diligence activities related to transfer agency services. FTAM also agrees to perform such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time.

         FTAM may, without prior notice to BISYS, appoint other parties qualified to perform the services set forth under this Agreement (a "Sub-Services Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that the Sub-Services Agent shall be the agent of FTAM and not the agent of BISYS or the Trust, and that FTAM shall be fully responsible for the acts of such Sub-Services Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Services Agent.

          2.   Fees

         BISYS shall pay FTAM for the services to be provided by FTAM under this Agreement an annual fee of 0.050% of the average daily net assets of the Funds.

          3.   Reimbursement of Expenses

         In addition to paying FTAM the fees set forth in Section 2, BISYS agrees to reimburse FTAM for FTAM's reasonable out-of-pocket expenses, including hardware, software, and licensing expenses related to the monitoring of market timing activities.

          4.   Effective Date

         This Agreement shall become effective as of the date first written above (the "Effective Date").

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          5.   Term

         This Agreement shall continue in effect until October 31, 2005 (the "Initial Term"), unless terminated by FTAM upon the provision of thirty (30) days advance written notice. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of thirty (30) days advance written notice by the party alleging cause, or (iv) by FTAM upon the provision of thirty (30) days advance written notice. Written notice of nonrenewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

         For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          6.   Standard of Care; Uncontrollable Events; Limitation of Liability

         FTAM shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to BISYS for any action taken or omitted by FTAM in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of FTAM shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against FTAM hereunder.

         Notwithstanding the foregoing or any other provision of this Agreement, FTAM assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond FTAM's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, FTAM shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL FTAM, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          7.   Indemnification

         FTAM shall indemnify, defend, and hold BISYS harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from FTAM's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

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         BISYS shall indemnify, defend, and hold FTAM harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

          8.   Record Retention

         FTAM shall keep and maintain on behalf of the Trust all books and records which the Trust or FTAM is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. FTAM further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times.

9.       Reports

         FTAM shall furnish to BISYS such reports as agreed upon by the parties.

          10.  Rights of Ownership

         All computer programs and procedures employed or developed by or on behalf of FTAM to perform services required to be provided by FTAM under this Agreement are the property of FTAM.

          11.  Notices

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to FTAM, to it at 38 Fountain Square Plaza, MD 1090EF, Cincinnati, Ohio 45263 Attn: Richard Ille; and if to BISYS, to it at 3435

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Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

          12.  Assignment

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

          13. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust.

         This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. The names "Fifth Third Funds" and "Trustees of the Fifth Third Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust dated as of September 15, 1988, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Fifth Third Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

          14.  Privacy

         Nonpublic personal financial information relating to consumers or customers of the Trust provided, collected or retained by FTAM in the course of performing its duties under this Agreement, shall be considered confidential information. FTAM shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of FTAM except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws).

          15.  Miscellaneous

          (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

          (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                    * * * * *


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                   FIFTH THIRD ASSET MANAGEMENT, INC.



                                   By:
                                       ------------------------------------
                                   Name:
                                   Title:


                                   BISYS FUND SERVICES OHIO, INC.



                                   By:
                                       ------------------------------------
                                   Name:
                                   Title: